May 22, 2013

Dear Member:

Recently, you received a newsletter from us discussing recent events at Cardinal Ethanol and the financial results for the six months ended March 31, 2013. We have subsequently found that the newsletter contained a clerical error in the financial results schedule. The book value per unit is $7,958 at March 31, 2013 rather than the $11,068 listed.

Below is the correct schedule of financial results for the six month ended March 31, 2013.

Statement of Operations (Six Months Ended)		
	3/31/2013	3/31/2012
Revenues	$ 174,852,618	$ 165,169,114
Cost of Goods Sold	165,092,043	152,877,637
Gross Profits	9,760,575	12,291,477
Operating Expenses	2,270,381	2,207,373
Operating Income	7,490,194	10,084,104
Other Income (Expense)	(1,282,926)	(1,357,051)
Net Income	$ 6,207,268	$ 8,727,053

Balance Sheet		
	3/31/2013	9/30/2012
Assets	$ 161,661,437	$ 154,529,765
Current Liabilities	19,334,596	16,662,886
Long Term Debt	26,091,657	27,943,975
Derivative Instruments	6,646	628,358
Member's Equity	116,228,538	109,294,546
Total Liabilities & Member Equity	$ 161,661,437	$ 154,529,765
Book Value Per Share	$ 7,958	$ 7,483

A corrected newsletter has been posted on our website at www.cardinalethanol.com. We sincerely apologize for our original errant newsletter and look forward to communicating with you regularly in the future. Please be sure to sign up for electronic delivery of future newsletters and check our website regularly for updated information about Cardinal Ethanol.

Sincerely,

Jeffrey L. Painter
President and CEO

1554 N. 600 E., Union City, IN 47390; Phone (765) 964-3137; Fax (765) 964-3349